EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 File Nos. 33-98518 and 33-98516 of LSB Financial Corp. of our Report of Independent Registered Public Accounting Firm, dated February 24, 2006 on the consolidated balance sheets of LSB Financial Corp. as of December 31, 2005 and 2004 and on the consolidated statements of income, changes in shareholders’ equity and cash flows for the years ended December 31, 2005 and 2004, which report is included in Form 10-K of LSB Financial Corp. for the year ended December 31, 2005.

Indianapolis, Indiana
March 29, 2006